We consent to the incorporation by reference in Registration Statement No. 333-57724 on Form S-8 of the Auxer Group, Inc. of our report dated April 4, 2002 with respect to the financial statements of the The Auxer Group, Inc. included in its Annual Report on Form 10-KSB for the year ended December 31, 2001.

/s/ Kempisty & Company Kempisty & Company Certified Public Accountants New York, New York March 4, 2003